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EXHIBIT #2.1

                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, made and entered into effective as of this 3rd day of November, 2003, by and among Navarre Corporation, a Minnesota corporation ("Navarre"), BCI Eclipse Company, LLC, a Minnesota limited liability company ("Buyer"), BCI Eclipse LLC, a New York limited liability company ("Seller"), and David E. Catlin ("Catlin") and Edward D. Goetz ("Goetz") (Catlin and Goetz are hereinafter collectively referred to as the "Members").

                              W I T N E S S E T H:

WHEREAS, Seller is wholly-owned by the Members and Brentwood Communications, Inc., and is engaged in the business of manufacturing, marketing and packaging of music and video content for sale to distributors and retailers (the "Business");

WHEREAS, Buyer is a wholly-owned subsidiary of Navarre;

WHEREAS, Seller and the Members desire to sell to Buyer, and Buyer desires to buy from Seller, substantially all operating assets of Seller, other than those specifically excluded, on the terms and subject to the conditions indicated below.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1.

                               PURCHASE OF ASSETS

1.1 PURCHASED ASSETS. On the terms and subject to the conditions contained in this Agreement, on the "Closing Date" (as such term is defined in Section 1.3), Seller shall sell and assign to Buyer, and Buyer shall purchase from Seller, all tangible and intangible assets of Seller, other than the "Excluded Assets" (as such term is defined under Section 1.2), including, without limitation, the following (all assets of Seller to be purchased by Buyer are collectively referred to as the "Purchased Assets"):

         1.1.1 ACCOUNTS RECEIVABLE. All accounts receivable of Seller (the "Accounts Receivable"), together with the associated allowance for doubtful accounts (the "Receivables Reserve") and the associated allowance for returns (the "Returns Reserve"). Attached Exhibit 1.1.1 lists the Accounts Receivable, the Receivables Reserve and the Returns Reserve as of the Closing Date.

         1.1.2 INVENTORY. All inventory of Seller (the "Inventory"). Attached
         Exhibit 1.1.2 lists all of the inventory of Seller as of the Closing Date.


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         1.1.3 MASTERS. The original material object in which sounds and/or images are fixed by any method and from which sounds and/or images can be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine, device, or process, associated with Seller Products (as defined in Section 3.22.1 below).

         1.1.4 FURNITURE AND EQUIPMENT. All furniture, fixtures, equipment and machinery (including fully depreciated items), including those items described on attached Exhibit 1.1.4, and all warranties relating thereto (collectively, the "Furniture and Equipment").

         1.1.5 PREPAYMENTS. All prepayments and deposits made by Seller (collectively, the "Prepayments"), including all employee advances, prepaid expenses and lease deposits as described on attached Exhibit 1.1.5.

         1.1.6 LICENSES, PERMITS AND AUTHORIZATIONS. All of Seller's rights in and to the licenses, permits and other authorizations issued to Seller by any governmental authority and used or necessary in the conduct of its business (collectively, the "Authorizations").

         1.1.7 REAL AND PERSONAL PROPERTY LEASES. All right, title and interest under those certain real and personal property leases described on attached Exhibit 1.1.7 (the "Assigned Leases"), including leasehold improvements and deposits relating to the Assigned Leases.

         1.1.8 LICENSE AGREEMENTS. All right, title and interest under Seller's license agreements with third parties (whether existing, modified, new or to be negotiated), as described in Exhibit 1.1.8 attached hereto as of the Closing Date (collectively, the "Assigned Agreements").

         1.1.9 BUSINESS CONTRACTS. All other contract rights related to or useful in connection with the operation of the Business, including, but not limited to, the sales representation agreements and employment agreements described on attached Exhibit 1.1.9 (the "Assumed Contracts").

         1.1.10 INTELLECTUAL PROPERTY RIGHTS. All (i) United States and foreign patents and patent applications, (ii) copyrights and registrations or applications for registration of any such copyright; (iii) trademarks, service marks, trade names and associated goodwill, and registrations or applications for registration of any such marks or names; (iv) licenses and contract rights; (v) rights of publicity, if any, relating to the Seller Products; (vi) rights to use likeness and name; and (vii) other proprietary rights associated with the Business (the "Intellectual Property Rights").

         1.1.11 GENERAL INTANGIBLES. All trade secrets, know-how, goodwill, customer lists and other proprietary rights and general intangibles relating to the Business (including, but not limited to, the names Brentwood Home Video, BCI Music, BCI Latino, BCI Kids, BCI Eclipse Music, Eclipse Music Group, BCI Classics and Dollar DVD) (collectively, the "General Intangibles"), including those described on attached
         Exhibit 1.1.11.

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         1.1.12 SOFTWARE. Designated software of Seller (the "Included
         Software"), including the software listed and itemized on Exhibit
         1.1.12.

         1.1.13 RECORDS. Other than Seller's minute books (which are listed as "Excluded Assets" below), all reports, studies, files, records, advertising and customer lists and other reports and records relating to the operations or business of Seller (collectively, the "Records"). Seller, upon reasonable notice to Buyer, will continue to have reasonable access to the Records.

1.2 EXCLUDED ASSETS. Notwithstanding anything in this Agreement to the contrary, the following assets shall not be purchased by Buyer and shall be retained by Seller (collectively, the "Excluded Assets"):

         1.2.1 CASH AND MARKETABLE SECURITIES. All cash and marketable securities of Seller as of the Closing Date.

         1.2.2 PERSONAL PROPERTY. Personal assets as more specifically described on attached Exhibit 1.2.2 (the "Personal Assets"), it being understood that these are personal assets not owned by Seller.

         1.2.3 MINUTE BOOKS. The minute books of Seller, provided Buyer shall be entitled to access to and copies of such books upon request.

         1.2.4 EXCLUDED SOFTWARE. Designated software of Seller (the "Excluded Software"), including the Software listed and itemized on Exhibit 1.2.4.

All tangible Excluded Assets retained by Seller shall be removed by Seller from the property locations to be leased and occupied by Buyer within such time frames as are mutually agreed to between Buyer and Seller.

1.3 CLOSING. Closing on the purchase and sale of the Purchased Assets shall take place at the offices of Seller on the date first written above, or at such other date and place as may be mutually agreed upon by the parties to this Agreement (such date is referred to in this Agreement as the "Closing Date"). The effective time of the closing shall be as of 8:00 a.m. on the Closing Date (the "Closing").

1.4 TITLE AND RISK OF LOSS. Seller shall bear all cost and expense, and shall assume and bear all risk of loss, damage and destruction, due to theft, expropriation, seizure, destruction, damage, fire or other casualty of or related to the Purchased Assets until title thereto is passed to Buyer at Closing.



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                                   ARTICLE 2.
                     CONSIDERATION FOR THE PURCHASED ASSETS
                                AND PAYMENT TERMS

2.1 PURCHASE PRICE AMOUNT. The aggregate purchase price to be paid for the Purchased Assets shall be equal to the sum of: (i) Seven Million Two Hundred Fifty Thousand and 00/100 Dollars ($7,250,000.00) in cash; plus (ii) 1,000,000 shares of Navarre Stock (as defined in Section 2.7 below) (the "Closing Stock Consideration"); plus (iii) the amount of the Assumed Liabilities (as such term is defined in Section 2.4.1 below); plus (iv) the "Earn-Out Amount" (as such term is defined in Section 2.4.2 below) (the "Purchase Price").

2.2 CLOSING DATE ADJUSTMENT.

         2.2.1 If the Net Book Value of Seller on the Closing Date (the "Closing Date Net Book Value"), is below the Minimum Net Book Value (as defined in Section 2.4.1 hereof), then Buyer shall have the option to either
         (a) terminate this Agreement, or (b) reduce the Purchase Price by the amount that the Closing Date Net Book Value is less than the Minimum Net Book Value (the "Closing Date Adjustment"); it being the intention of Buyer and Seller that Seller deliver to Buyer at the Closing no less than the Minimum Net Book Value. For purposes hereof, "Net Book Value" shall mean the book value of the Purchased Assets less the Assumed Liabilities. The Closing Date Adjustment, if any, shall be determined on the basis of the balance sheet of Seller as of the Closing Date (the "Closing Balance Sheet"), and shall include a calculation of the Closing Date Net Book Value. The Closing Balance Sheet shall be prepared by Seller in accordance with generally accepted accounting principles ("GAAP"), except where the use of GAAP would render the Closing Balance Sheet inconsistent with the past practices of Seller, and shall be certified as true and correct in all material respects by Seller's Chief Financial Officer.

         2.2.2 Buyer's independent accounting firm shall have the opportunity to examine, promptly as and when prepared, the work papers, schedules and other documents prepared by Seller in connection with its preparation of the Closing Balance Sheet and the calculation of the Closing Date Net Book Value.

         2.2.3 Within thirty (30) days following the delivery of the Closing Balance Sheet, Buyer may deliver to Seller a notice of objection (an "Objection Notice") with respect to the Closing Balance Sheet and the calculation of the Closing Date Net Book Value. If no Objection Notice is delivered to Seller within such thirty (30) day period, the Closing Balance Sheet and the calculation of the Closing Date Net Book Value and the Closing Date Adjustment, if any, shall be final and binding on the parties. Any Objection Notice shall specify in reasonable detail the items on the Closing Balance Sheet disputed and shall describe in reasonable detail the basis for the objection and all information in the possession of the objecting party which forms the basis thereof, as well as the amount in dispute. If an Objection Notice is given, Seller and Buyer shall consult with each other with respect to the objection. If the parties are unable to reach agreement within fifteen (15) days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to a mutually acceptable independent public accounting firm (the


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         "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Closing Balance Sheet as promptly as practicable and to resolve only those issues of dispute set forth in the Objection Notice. If unresolved disputed issues are submitted to the Unrelated Accounting Firm, Seller and Buyer will each furnish to the Unrelated Accounting Firm such work papers, schedules and other documents relating to the unresolved disputed issues as the Unrelated Accounting Firm may reasonably request. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. If the parties or the Unrelated Accounting firm determine that a Post-Closing Adjustment with respect to the Closing Date Adjustment is appropriate, payment of the amount of the Post-Closing Adjustment shall be made by wire transfer of immediately available funds no more than five business days after such determination is made, by the party owing such amount to the party entitled to receive the Post-Closing Adjustment.

         2.2.4 The Unrelated Accounting Firm shall determine the party (i.e., Buyer or Seller) whose asserted position as to the Closing Date Net Book Value under examination before the Unrelated Accounting Firm is furthest from the determination thereof by the Unrelated Accounting Firm (i.e., the non-prevailing party), and such non-prevailing party shall pay the fees and expenses of the Unrelated Accounting Firm

2.3 PAYMENT TERMS. The Purchase Price shall be paid as follows:

         2.3.1 CLOSING PAYMENT. The portion of the Purchase Price to be paid at Closing (the "Closing Payment") shall be paid as follows:

                  A. CASH PAYMENT. $7,250,000 shall be paid by Buyer to Seller in cash or certified funds or by wire transfer on the Closing Date.

                  B. NAVARRE STOCK. On the Closing Date, Navarre shall issue the Closing Stock Consideration.

         2.3.2 ASSUMPTION OF LIABILITIES AND OBLIGATIONS. In addition to the payments indicated above, on the Closing Date Buyer shall assume the Assumed Liabilities and shall additionally assume those obligations accruing after the Closing Date under the Assigned Leases, the Assigned Agreements and the Assumed Contracts, excluding any liabilities for pre-closing breaches, penalties or similar expenses or payments (collectively, with the Assumed Liabilities, the "Assumed Obligations"). It is expressly understood that Buyer is assuming only the Assumed Obligations, Buyer shall have no responsibility or liability for any liabilities or other obligations of Seller other than the Assumed Obligations, and all liabilities and other obligations of Seller other than the Assumed Obligations shall remain obligations of Seller. Without limiting the generality of the above:

                  A. Seller shall retain, and be responsible for paying, performing and discharging when due, all liabilities


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                  of Seller other than the Assumed Liabilities, regardless of when incurred, whether or not Buyer is alleged to have liability as a successor to Seller.

                  B. Except for the Assumed Obligations, Buyer is not, directly or indirectly, assuming any debt, obligation or liability of or claim against Seller of any kind whatsoever, whether known or unknown, actual or contingent, matured or unmatured, currently existing or arising in the future.

                  C. Buyer shall not, as a result of the transactions contemplated by this Agreement or otherwise, acquire or be responsible for any debts, obligations or liabilities of or claims against Seller other than the Assumed Obligations. All debts, obligations, liabilities and claims of any nature whatsoever which relate to a period or periods prior to the Closing Date, other than the Assumed Liabilities, shall be the responsibility of Seller and shall be paid by Seller.

                  D. Subject to Section 9.6, Seller shall be solely and absolutely responsible for all liabilities, costs and expenses (other than Assumed Liabilities) relating to any and all threatened or pending litigation, together with any litigation commenced after the Closing Date, which relates to facts, circumstances or other occurrences arising on or before the Closing Date and which affects or otherwise relates to Seller and/or the Business.

                  E. Seller shall be solely and absolutely responsible for any and all income, sales, use or other similar taxes relating to or resulting from (i) the operation of the Business prior to the Closing Date, and (ii) the purchase and sale of the Purchased Assets as described in this Agreement.

2.3.3 PAYMENT OF EARN-OUT AMOUNT. Subject to Sections 8.8 and 9.6 hereof, receipt of payment of the Earn-Out Amount is contingent on the BCI Division (as such term is defined in Section 2.4.2 below) achieving certain targets for Operating Income (as such term is defined in Section 2.4.2 below) (each, an "Operating Income Target").

                  A. The calculations for determining any Earn-Out Amount (the "Initial Determination") which may be due shall be completed only after Buyer's accountants have reported to Buyer's Board of Directors for the prior 12-month period (or stub period, in the case of the first and last Earn-Out Amounts), commencing with the first day of the month after the Closing Date (each, an "Earn-Out Period") provided, however, that each Earn-Out Amount shall be paid no later than ninety (90) days following the Earn-Out Period being measured unless there is a dispute as provided for below. In connection therewith, Buyer shall provide Seller with such back-up information and calculations as Seller may reasonably request.

                  B. If Seller does not agree that any Initial Determination correctly states the Operating Income of the BCI Division through the Earn-Out Period under examination, Seller shall promptly (but not later than thirty (30) days after delivery of such Initial Determination) give written notice to Buyer of any


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                  exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If Seller and Buyer reconcile their differences, the Initial Determination shall be adjusted accordingly (as so adjusted, the "Adjusted Determination") and shall thereupon become final and conclusive upon all of the parties hereto. If Seller and Buyer are unable to reconcile their differences in writing within twenty (20) days after written notice of exceptions is delivered by the Seller, the items in dispute shall be submitted to the Minneapolis office of an Unrelated Accounting Firm. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties. The Initial Determination shall be deemed adjusted (as so adjusted, the "Adjusted Determination") in accordance with the determination of the Unrelated Accounting Firm and shall become binding, final and conclusive upon all of the parties hereto. The Unrelated Accounting Firm shall consider only the items in dispute and shall be instructed to act within thirty (30) days (or such longer period as the Seller and Buyer may agree) to resolve all items in dispute. If Seller does not give notice of any exception within thirty (30) days after the delivery of an Initial Determination or if Seller in its discretion gives written notification of its acceptance of an Initial Determination prior to the end of such 30-day period, such Initial Determination shall thereupon become binding, final and conclusive upon all the parties hereto.

                  C. The Unrelated Accounting Firm shall determine the party (i.e., Buyer or Seller) whose asserted position as to the amount of Operating Income under examination before the Unrelated Accounting Firm is furthest from the determination thereof by the Unrelated Accounting Firm (i.e., the non-prevailing party), and such non-prevailing party shall pay the fees and expenses of the Unrelated Accounting Firm.

2.4 DEFINITIONS.

         2.4.1 ASSUMED LIABILITIES. For purposes of this Agreement, the term "Assumed Liabilities," shall mean only those amounts properly recorded on Seller's books as of the Closing Date in accordance with GAAP, relating to:

                  A. Seller's debt to Merrill Lynch Business Financial Services, Inc. (the "ML Loan") in an amount not to exceed $2,400,000;

                  B. Seller's trade payables associated with the Purchased
                  Assets;

                  C. Seller's other liabilities as set forth on Exhibit 2.4.1, in an amount not to exceed $10,000; and

                  D. The amount of accrued royalties on Seller's books as of the Closing Date (the "Closing Date Accrued Royalties").

         Notwithstanding the foregoing, the amount of the Assumed Liabilities shall be limited so that the book value of the Purchased Assets exceeds the amount of the Assumed


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         Liabilities by not less than $2,300,000 (the "Minimum Net Book Value")
         on the Closing Date. The Assumed Liabilities as of the Closing Date is set forth in Exhibit 2.4.1 attached hereto.

         2.4.2 EARN-OUT AMOUNT.

                  A. DEFINITIONS. For purposes of calculating the Earn-Out Amount, the following definitions shall apply:

                           I. OPERATING INCOME. "Operating Income" shall mean all revenues of the BCI Division, less (a) all adjustments to such revenues, and (b) all expenses of Buyer directly attributable to the generation of such revenues, all in accordance with GAAP. Notwithstanding the foregoing, Operating Income shall be determined in substantially the same manner as determined by Seller prior to Closing.

                           II. BCI DIVISION. "BCI Division" shall mean Buyer's operation of the business acquired by Buyer from Seller pursuant to this Agreement as a separate division of Buyer, provided that the following costs and expenses shall not be attributed to those operations: (i) costs and expenses associated with consummation of the transactions contemplated by this Agreement or other future acquisition costs and expenses, (ii) charges to the BCI Division for general overhead or other general administrative costs and expenses of Buyer, other than as mutually agreed upon by Buyer and Seller, (iii) any depreciation deductions in excess of what Seller would have deducted pursuant to GAAP had it not sold its assets to Buyer pursuant to this Agreement; (iv) any amounts paid pursuant to Section 2.3.3 hereof;
                           (v) any amounts paid to Goetz as a bonus; (vi) any amount which must be recorded as an expense as a result of the granting of stock options to Goetz; and
                           (vii) any Losses (as defined in Section 9.1 hereof) attributable to IP Claims (as defined in Section 9.5 hereof).

                  B. EARN-OUT AMOUNT. The "Earn-Out Amount" shall mean an amount equal to the sum of the following:

                           I. INITIAL 5-MONTH AMOUNT. An amount equal to $87,500 if the Operating Income of the BCI Division during the 5-month period beginning November 1, 2003 and ending March 31, 2004 equals or exceeds $1,000,000.

                           II. YEAR ONE AMOUNT. An amount equal to $350,000 if the Operating Income of the BCI Division during the 12-month period beginning April 1, 2004 and ending March 31, 2005 equals or exceeds $4,600,000.



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                           III. YEAR TWO AMOUNT. An amount equal to $350,000 if
                           the Operating Income of the BCI Division during the 12-month period beginning April 1, 2005 and ending March 31, 2006 equals or exceeds $5,100,000.

                           IV. YEAR THREE AMOUNT. An amount equal to $300,000 if the Operating Income of the BCI Division during the 12-month period beginning April 1, 2006 and ending March 31, 2007 equals or exceeds $5,100,000.

                           V. YEAR FOUR AMOUNT. An amount equal to $250,000 if the Operating Income of the BCI Division during the 12-month period beginning April 1, 2007 and ending March 31, 2008 equals or exceeds $5,100,000.

                           VI. YEAR FIVE AMOUNT. An amount equal to $187,500 if the Operating Income of the BCI Division during the 7-month period beginning April 1, 2008 and ending October 31, 2008 equals or exceeds $3,900,000.

                  C. ADJUSTMENT. The Earn-Out Amount paid for a particular Earn-Out Period will be reduced as set forth below in the event that actual Operating Income is below the Operating Income Target for that Earn-Out Period as follows: if the Operating Income is less than 75% of that Earn-Out Period's Operating Income Target, there will be no Earn-Out Amount for that Earn-Out Period, and that Earn-Out Period's Earn-Out Amount will be forfeited. If the Operating Income falls between 75% and 100% of that Earn-Out Period's Operating Income Target, the Earn-Out Amount for that Earn-Out Period will be reduced by 4% for each percentage point that actual Operating Income is below the Operating Income Target. For example, if the Operating Income were at 98% of the Operating Income Target, the Earn-Out Amount for that Earn-Out Period would be reduced by 8%.

2.5 TAXES. Seller shall be responsible for payment of any and all income, sales, use or other similar taxes relating to or resulting from the purchase and sale of the Purchased Assets as described in this Agreement.

2.6 ALLOCATION OF PURCHASE PRICE. Buyer and Seller have agreed upon allocation of the Closing Payment among the Purchased Assets pursuant to the requirements of Internal Revenue Code Section 1060. Such allocation is attached as Exhibit
2.6 to this Agreement. If the Purchase Price is determined to differ from the Closing Payment pursuant to Section 2.2 above, Buyer and Seller shall agree upon allocation of the Purchase Price among the Purchased Assets pursuant to requirements of Internal Revenue Code 1060. Such allocation shall be reduced to writing and attached as Exhibit 2.6 to this Agreement, replacing the original
Exhibit 2.6. Buyer and Seller agree that the Purchase Price reflects the fair market value of the Purchased Assets and further


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agree to allocate the Purchase Price for business and tax purposes in the manner provided on Exhibit 2.6.

2.7 NAVARRE STOCK.

         2.7.1 During the period beginning on the date of receipt of the Navarre Stock and ending January 1, 2004, Seller or its assignee shall not sell, assign, exchange, transfer, distribute or otherwise dispose of (in each case, "transfer") any shares of Navarre Stock received by it hereunder except as otherwise permitted by Buyer or pursuant to Section
         8.10 hereof. During the period beginning on January 1, 2004 and ending January 1, 2005, Seller or its assignee may transfer, in the aggregate, up to 500,000 shares of Navarre Stock, but only 125,000 shares of Navarre Stock during each calendar quarter. During the period beginning on January 1, 2005 and ending January 1, 2006, Seller or its assignee may transfer, in the aggregate, up to 500,000 shares of Navarre Stock, but only 200,000 shares of Navarre Stock during each calendar quarter. Notwithstanding the foregoing, Buyer shall be deemed to have consented to any transfer of Navarre Stock by Buyer to the Members, and by the Members to any trust where a beneficiary of the trust is such Member's spouse, child(ren) or grandchild(ren), and the trustee of the trust is such Member or a successor trustee upon the death of such Member.

         The recipient of the Navarre Stock will execute an investment letter in such form reasonably required by Navarre upon its, his or her receipt of such stock. Following the restriction periods described in this
         Section 2.7.1, Seller or its assignee may transfer its, his or her shares of Navarre Stock so long as such transfer is in accordance with any applicable federal or state securities or "blue sky" laws, rules or regulations (collectively, "Securities Laws") and/or Section 8.10 hereof. The certificates evidencing the Navarre Stock delivered to Seller pursuant to this Agreement shall bear a legend substantially in the form set forth below:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED (OTHER THAN IN CONNECTION WITH A PLEDGE), EXCHANGED, TRANSFERRED, DISTRIBUTED, CHANGED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT (OTHER THAN IN CONNECTION WITH A PLEDGE), EXCHANGE, TRANSFER, DISTRIBUTION, OR OTHER DISPOSITION OTHER THAN IN ACCORDANCE WITH SECTION 2.7 OF THAT CERTAIN ASSET PURCHASE AGREEMENT DATED AS OF NOVEMBER 1, 2003, BY AND AMONG NAVARRE CORPORATION, BCI ECLIPSE COMPANY, LLC, BCI ECLIPSE, LLC AND DAVID E. CATLIN AND EDWARD D. GOETZ.

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION (COLLECTIVELY, THE "SECURITIES LAWS") AND MAY NOT BE


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                  SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN THE ABSENCE OF
                  SUCH REGISTRATION, EXCEPT IN ACCORDANCE WITH AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF ANY APPLICABLE SECURITIES LAWS PROVIDED THAT NAVARRE CORPORATION SHALL HAVE RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO THEM CONFIRMING THAT THE REQUIREMENTS OF SUCH EXEMPTION HAVE BEEN SATISFIED.

         2.7.2 Seller shall not transfer any shares of the Navarre Stock at any time if such transfer would constitute a violation of any Securities Laws, or a breach of the conditions to any exemption from registration of the Navarre Stock under any such Securities Law on which Seller is relying at the time of his sale, or a breach of any undertaking or agreement of Seller entered into with Navarre Stock pursuant to such Securities Laws or in connection with obtaining an exemption thereunder.

         2.7.3 For purposes of this Agreement (and the restrictions set forth in this Section 2.7), the term "Navarre Stock" shall mean and include (i) the shares of common stock of Buyer issued, granted, conveyed and delivered to Seller pursuant to Section 2.3 hereof, and (ii) any and all other additional shares of capital stock of Buyer issued or delivered by Buyer with respect to the shares of Navarre Stock described in clause (i) hereof, including without limitation any shares of capital stock of Buyer issued or delivered with respect to such shares as a result of any stock split, stock dividend, stock distribution, recapitalization or similar transaction.

                                   ARTICLE 3.
                         REPRESENTATIONS, WARRANTIES AND
                       COVENANTS OF SELLER AND THE MEMBERS

In connection with and as an inducement to Buyer to enter into and be bound by the terms of this Agreement, Seller and the Members each hereby, jointly and severally, represents, warrants and covenants to Buyer as follows:

3.1 ORGANIZATION, STANDING AND POWER. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as is now being conducted. Seller is not required to be qualified or licensed as a foreign entity in any jurisdiction other than New York and California, and the property owned, leased or operated by Seller and the nature of business conducted by Seller are such that qualification or licensing in any other jurisdiction is not necessary. Seller has delivered to Buyer complete and correct certified copies of the Articles of Organization and the Operating Agreement of Seller as currently in effect.

3.2 STRUCTURE. Seller has no outstanding subscriptions, warrants, options, calls or commitments relating to its equity, no obligations or securities convertible into or exchangeable for its equity, and no plans or other agreements of any character providing for the purchase, issuance or sale of its equity. All outstanding units of membership interest of Seller are validly issued, fully paid and nonassessable and are owned by the Members. Exhibit 3.2 sets forth a list of all members of Seller, Brentwood Communications, Inc., BCII and Advantage Media Services, Inc. ("AMS"). Except as set forth in Exhibit 3.2, neither Seller nor any Member owns any stock, partnership interest, joint venture interest or other security or interest in any other corporation, organization or entity related to the Business.

3.3 AUTHORITY. Seller has the full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein. The Members have the full power and authority to enter into, execute and deliver this Agreement and to approve the sale of assets contemplated hereby on behalf of all of the members of Seller. This Agreement has been duly and validly executed and delivered by Seller and the Members and constitutes a valid and binding obligation of Seller and the Members according to its terms, enforceable against Seller and the Members. The execution of this Agreement by Seller has been duly authorized by the managers and the members of Seller.

3.4 NO VIOLATION. Neither the execution and delivery by Seller and the Members of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Seller and the Members with any of the provisions hereof will:

         3.4.1 Violate or conflict with any provision of the Articles of Organization or Operating Agreement of Seller.

         3.4.2 Except as disclosed in Exhibit 3.4.2, violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under the terms, conditions or provisions of any agreement or instrument to which Seller or any of the Members is a party or by which any of them or any of their properties or assets is bound except as has been duly and validly waived, consented to or approved of by the other parties to such agreement or instrument;

         3.4.3 Result in the creation or imposition of any security interest, lien or other encumbrance upon any of the Purchased Assets under any agreement or commitment; or

         3.4.4 Violate any statute or law or any judgment, order, decree, regulation or rule of any court or governmental authority applicable to Seller or any of the Members or any of the Purchased Assets.

3.5 FINANCIAL STATEMENTS, ETC. All financial information made available by Seller to Buyer and its agents as part of Buyer's due diligence efforts, including the items described on attached Exhibit 3.5, are collectively referred to as the "Financial Documents." The Financial Documents are true and correct and fairly and accurately represent the financial matters stated therein. All financial statements included as part of the Financial Documents have been prepared in accordance with GAAP, consistently applied throughout the period specified therein, and such financial statements fairly present the financial condition of Seller as of the dates specified therein and the results of its operations for the periods specified therein. The Financial Documents do not include any material misstatements or omit to state any material asset or liability, absolute or contingent, or other facts, the inclusion or omission of which render the Financial Documents, in light of the circumstances in which they are made, misleading.

3.6 PURCHASED ASSETS. Seller has good and marketable title to all of the Purchased Assets and shall transfer title of the Purchased Assets to Buyer free and clear of all mortgages, pledges, liens, conditional sales agreements or other encumbrances of any kind or nature whatsoever, other than the Assumed Liabilities. All of the tangible Purchased Assets are in reasonably good operating condition, normal wear and tear excepted, and each is adequate for use, after the Closing Date, in the ordinary course of business consistent with past practice. The Purchased Assets, together with the services and arrangements described on Exhibit 3.17 and services provided by AMS (and other than employees (leased or otherwise) of Seller), comprise all assets and services required for the continued conduct of the Business by Buyer as now being conducted. None of the Purchased Assets are owned by BCII.

3.7 BOOKS, RECORDS AND ACCOUNTS. All accounts, books, ledgers and official and other records of whatsoever kind material to Seller's business have been fully, properly and accurately kept and completed in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and collectively they fairly present the financial position of Seller. Seller does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not), which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller. Seller keeps its records and books of account in conformity with GAAP.

3.8 JUDGMENTS. Except as provided in attached Exhibit 3.8, there are no unsatisfied judgments of record against Seller.

3.9 LIABILITIES. Except for those liabilities disclosed on attached Exhibit 3.9, and other than liabilities incurred by Seller in the ordinary course of business since October 1, 2003, there are no liabilities of any kind or character outstanding for which Seller is or may be liable which are not reflected on Seller's September 30, 2003 interim financial statements, copies of which have been delivered to Buyer under Section 3.5. Other than the Assumed Obligations, no liability of Seller of any kind whatsoever is being assumed, directly or indirectly, by Buyer. Except as otherwise provided herein, Buyer shall not, as a result of this transaction, acquire or be responsible for any liabilities of or claims against Seller other than the Assumed Obligations, and all liabilities, claims or expenses of any nature whatsoever which relate to a period or periods prior to the Closing Date, other than the Assumed Obligations, shall be the responsibility of Seller and shall be paid by Seller in the ordinary course of business as due. The amount of the Closing Date Accrued Royalties is sufficient to cover all royalties due under the Assigned Agreements as of the Closing Date.

3.10 ACCOUNTS RECEIVABLE. Attached Exhibit 1.1.1 is a complete and accurate list of all Accounts Receivable of Seller as of the Closing Date, indicating the amount owed and the aging of each such receivable, the name and last known address of the party from whom such receivable is owing, and any security interest in favor of Seller for the repayment of such receivable which Seller purports to have. The Accounts Receivable represent bona fide claims for sales or services by Seller in the ordinary course of business, consistent with past practice. Except to the extent of the Receivables Reserve, and except as set forth in Section 8.3 hereof, each Account Receivable will be good and collectible in full in the ordinary course of business and in any event not later than two hundred seventy (270) days after the Closing Date. Except as set forth in Section 8.3 hereof, none of the Accounts Receivable or other debts arising therefrom are or will be subject to any counterclaim or set-off. The Closing Date Receivables Reserve is consistent with Seller's prior practices.

3.11 NO ADVERSE CHANGE. Except as set forth on Exhibit 3.11, since December 31, 2002, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, revenues, income or business of Seller or in its relationships with suppliers, dealers, customers or employees, including, but not limited to:

         3.11.1 Any increase (other than those in the ordinary course) in the wages, salaries, compensation, pension or other benefits payable or to become payable by Seller to any of its respective officers, employees or agents;

         3.11.2 Any incurrence by Seller of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business and none of which are materially adverse;

         3.11.3 Any discharge or satisfaction of any lien or encumbrance or payment of any obligation or liability by Seller other than current liabilities shown or reflected on Seller's December 31, 2002 financial statements or current liabilities incurred since December 31, 2002 in the ordinary course of business and shown on Seller's September 30, 2003 interim financial statements included as part of the Financial Documents;

         3.11.4 The mortgage, pledge or subjection to lien, security interest or any other encumbrance of any of Seller's assets, real or personal, tangible or intangible, other than in the ordinary course of business;

         3.11.5 The sale or transfer of any of Seller's tangible assets, or the cancellation or release of any debts or claims, except, in each case, in the ordinary course of business;

         3.11.6 The sale, assignment, transfer or encumbrance by Seller of any trademarks, trade names or other intangible assets;

         3.11.7 Any extraordinary losses incurred by Seller;

         3.11.8 The failure by the Seller to take or make any charges, write-offs, increases in bad debt reserves or other adjustments in Seller's accounts receivable by reason of failure or inability to collect or diminished prospects for collection of Seller's accounts receivable;

         3.11.9 The occurrence of any event or condition of any character materially and adversely affecting Seller's business or tax liabilities or any material change in the condition of Seller's assets, liabilities or business;

         3.11.10 Licensed, sold, transferred, pledged, modified, disclosed, disposed of or permitted to lapse any right to the use of any Intellectual Property Right other than in the ordinary course of business; or

         3.11.11 Any entry by Seller into any other transaction other than in the ordinary course of business.

3.12 LEASES. The schedule of leases attached hereto as Exhibit 3.12 sets forth a complete and correct description of all leases of real and personal property to which Seller is a party. Seller has delivered to Buyer complete and correct copies of all lease agreements described in said Exhibit 3.12 and each such lease agreement is valid and subsisting and no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default thereunder. All of Seller's right, title and interests under the Assigned Leases (as listed on Exhibit 1.1.7) are assignable except as disclosed therein, no consents to any such assignment are required or, to the extent required, such consents have been or will be (on or prior to the Closing Date) obtained and, following the closing of the transactions contemplated by this Agreement, all such right, title and interest will be effectively and completely conveyed and assigned to Buyer.

3.13 INSURANCE. Seller has maintained and continues to maintain, with financially sound and reputable insurers, insurance with respect to its properties and businesses against loss or damage of the kinds customarily insured against by corporations of established reputations engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are set forth in Exhibit 3.13. The complete list and summary description of all insurance policies maintained by Seller are set forth on Exhibit 3.13. The policies listed on Exhibit 3.13 are in full force and effect, all premiums due thereon have been paid, Seller has complied in all material respects with the provisions of such policies, and Seller has not received any notice of cancellation, termination or non-renewal of such policies. At Buyer's option, Seller agrees to take all action reasonably necessary to enable Buyer to continue all such policies of insurance and transfer all such policies of insurance into Buyer's name.

3.14 LITIGATION. Other than disclosed on Exhibit 3.14 hereto, Seller, its assets, properties and business, are subject to no pending or threatened litigation, action, suit or proceeding by or before any court, arbitrator or federal, state or other governmental commission, board or other agency, or by any private party. As provided in Section 2.3.2 above, and except for the Assumed Liabilities, Seller shall be solely and absolutely responsible for all liabilities, costs and expenses relating to any and all threatened or pending litigation, together with any litigation commenced after the Closing Date, which relates to facts and circumstances or other occurrences arising on or before the Closing Date.

3.15 ORDERS, COMMITMENTS, WARRANTY CLAIMS AND RETURNS.

         3.15.1 All accepted and unfulfilled orders for the sale of Seller Products entered into by Seller and all outstanding Contracts for the purchase of supplies and materials were made in the ordinary course of business.

         3.15.2 The schedule of allowances attached hereto as Exhibit 3.15 sets forth a complete and correct description of all allowances made by Seller to its customers for products or services including, without limitation, rebates, cash refunds, merchandise credits or other rights of return, as of the Closing Date.

         3.15.3 To Seller's knowledge, and except as disclosed on Exhibit 3.15 or as set forth in the Financial Documents, there are no claims against Seller to return Seller Products, or claims for refunds with respect to Seller Products, in excess of an aggregate of Five Thousand Dollars ($5,000).

3.16 DEFECTS IN PRODUCTS; WARRANTIES. There are no defects in Seller Products heretofore or currently being distributed or sold by Seller which would materially adversely affect the performance and quality of such products. Except as disclosed on Exhibit 3.16, there are no express or implied warranties outstanding with respect to Seller Products, except as imposed by law.

3.17 CONTRACTS.

         3.17.1 Exhibit 3.17 contains a complete list of all Current Customers of the Business. For purposes of this Agreement, "Current Customer" means any Person from whom Seller has recognized revenue in the past twelve months or for whom Seller has any obligation to complete work or honor any contractual warranty. For purposes hereof, "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust, or other entity or organization or any government or political subdivision or agency, department or instrumentality thereof. Exhibit 3.17 contains a list of all currently outstanding but unaccepted written proposals relating to proposed contracts with customers and a description of all oral proposals relating to proposed contracts with customers which would be materially burdensome to Seller or involve a material deviation from past practice, to the extent such proposals are enforceable upon acceptance by the offeree without further action by Seller. Attached to
         Exhibit 3.17 are true and correct copies of all standard form customer contracts used by Seller. No contract for any Current Customer, whether written or oral, differs in any material respect from the attached standard form customer contracts. True and correct copies of all written Contracts with Current Customers of the Business have been provided or made available to Buyer. Except as disclosed on Exhibit 3.17, since December 31, 2002, no Current Customers of the Business have canceled or terminated their Contracts, or notified Seller of their intent to cancel or terminate their Contract.

         3.17.2 Exhibit 3.17 contain a complete list of all suppliers of Seller who since December 31, 2002, have invoiced Seller for Five Thousand Dollars ($5,000) or more, including the types of products and/or services provided by each such supplier.

         3.17.3 Exhibit 3.17 sets forth a true and complete list of all of the currently effective written contracts or written or binding oral agreements (the "Contracts") to which Seller is a party other than Contracts disclosed in Sections 3.17.1 and 3.17.2, and other than Contracts relating to the manufacture, use, reproduction and marketing of Seller Products, of the following types:

                  A. Employment agreements and any offers of employment outstanding.

                  B. Consulting agreements.

                  C. Agreements or commitments for capital expenditures or the acquisition by purchase or lease of fixed assets providing for payments in excess of Five Thousand Dollars ($5,000) individually or in the aggregate.

                  D. Agreements for the purchase, sale, lease or other transfer of any services, products, materials or supplies in excess of Five Thousand Dollars ($5,000) individually or in the aggregate from a single Person.

                  E. Joint venture or partnership agreements with any other Person.

                  F. Non-competition or similar agreements which prevent Seller or any of its employees from competing with any Person (other than Seller).

                  G. Confidentiality or employee non-solicitation agreements with any other Person (other than as are contained in the Customer Contracts).

                  H. Agreements relating to the research or development by Seller for others or by others for Seller.

                  I. Agreements for the long-term borrowing or long-term lending of money (including capitalized leases).

                  J. Agreements for the short-term borrowing or short-term lending of money.

                  K. Any Contract, not listed in other Exhibits to this Agreement, requiring the performance by Seller of any obligation for a period of time extending more than one year from the date of this Agreement or calling for Seller to pay a consideration or incur costs of more than Five Thousand Dollars ($5,000).

         3.17.4 Seller has in all material respects performed, and is now performing, the obligations of, and Seller is not in default (nor would by the lapse of time or the giving of notice or both be in default) in respect of any Contract referred to in the Exhibits to this Agreement. Each of the Contracts or other instruments shown on the Exhibits referred to in this Agreement is in full force and effect and is a valid and enforceable obligation against Seller and, to Seller's knowledge, against the other party or parties thereto in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto). To Seller's knowledge, no other parties to such Contracts or other instruments is in default in any material respect (or would by the lapse of time or the giving of notice or both be in default in any material respect) thereunder or has breached in any material respect any terms or provisions thereof.

         3.17.5 Other than royalty advances which may not be recouped, there are no Contracts to which Seller is a party to or bound by which either separately or in the aggregate has or is likely to result in a loss to Seller.

         3.17.6 No third party has raised any claim with respect to any of the Contracts, nor has Seller received notice of alleged default by Seller with respect to its obligations under any such Contracts.

         3.17.7 Other than as provided in Section 3.17.1, true and complete copies of all of the Contracts and instruments referred to in the Exhibits delivered under this Agreement have been delivered to Buyer.

3.18 TAXES. Seller has duly filed all federal, foreign, state and local tax information and tax returns of any and every nature and description (the "Returns") required to be filed by it (all such returns being accurate and complete in all respects) and has duly paid or made provision for the payment of all taxes and other governmental charges (including without limitation any interest, penalty or additions to tax thereto) which have been incurred or are shown to be due on said Returns or are claimed in writing to be due from Seller or imposed on Seller or its properties, assets, income, franchises, leases, licenses, sales or use, by any federal, state, local or foreign taxing authorities (collectively, the "Taxes") on or prior to the date hereof, other than Taxes which are being contested in good faith and by appropriate proceedings and as to which Seller has set aside on its books adequate reserves or which may be attributable to the transactions contemplated hereby. Neither the IRS nor any state, local or foreign taxing authority has ever examined any income tax return of the Seller, whether singly or as a member of an affiliated group. Seller has provided to Buyer complete and correct copies of its federal, state and local income tax returns filed on or prior to the date hereof and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 2001. All monies required to be withheld from employees, independent contractors, partners, or creditors of Seller for Taxes, including, but not limited to, income taxes, back-up withholding taxes, social security and unemployment insurance taxes or collected from customers or others as Taxes, including, but not limited to, sales, use or other taxes, have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established for such Taxes.

3.19 EMPLOYMENT CONTRACTS AND FRINGE BENEFITS. Seller is not a party to or bound by any written employment, collective bargaining or other labor contracts or any pension, profit sharing, retirement, bonus or deferred compensation plans, employee benefit plans or similar obligations evidenced by writings (or oral employment contracts other than those terminable at will), except as set forth on the Schedule of Employment Contracts and Fringe Benefits attached hereto as
Exhibit 3.19 and for which complete and correct copies of each have been furnished by Seller to Buyer (collectively, the "Employee Benefit Plans and Agreements"). All employee welfare benefit plans and all employee pension benefit plans are in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code"), and no funding deficiency exists with respect to such plans. Buyer will incur no liability or obligation under the Employee Benefit Plans and Agreements other than to the extent listed and identified as an Assumed Liability pursuant to Section 2.2.2.

3.20 REAL PROPERTY. The Purchased Assets do not include any real property other than real property leased, and not owned, by Seller pursuant to an Assigned Lease. With respect to the real property subject to the Assigned Leases, Seller shall be responsible for all liability which relates to a period or results from a transaction occurring prior to the Closing Date under any federal, state or local statute, regulation or ordinance related to human health or the environment, including, without limitation, any law, regulation or ordinance concerning the protection or preservation of natural resources, air, water, noise or soil pollution or contamination, or the use, generation, storage or disposal of hazardous materials.

3.21 COMPLIANCE WITH LAWS. Seller is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees (including, without limitation, all applicable provisions of any anti-pollution and environmental protection laws, laws relating to waste disposal, laws relating to occupational safety and health standards and equal employment opportunity, and rules and regulations under such laws as currently administered). Seller has all permits and licenses from governmental authorities required to conduct its business as it is now being conducted.

3.22 INTELLECTUAL PROPERTY.

         3.22.1 COMPANY PRODUCTS. Exhibit 3.22 contains a list of all products which are or could be offered for sale by the Business (the "Seller Products"). Seller has a valid written agreement allowing Seller to manufacture, reproduce, market and sell all such Seller Products.

         3.22.2 LICENSE AGREEMENTS. Seller has the right to, among other things, use, manufacture, market, sublicense or distribute third party music or video content embodied in the Seller Products.

         3.22.3 CERTAIN INTELLECTUAL PROPERTY RIGHTS. Exhibit 3.22 contains a complete list of the following items included in the Intellectual Property Rights: (i) United States and foreign patents and patent applications, and, in the case of patent applications, a description of the current status of each of the applications; (ii) copyrights and other works of authorship which are registered with any Governmental Entity; or for which registration applications have been filed; (iii) United States and foreign trademarks, service marks and trade names, for which registrations have been received or applications for registration have been filed; (iv) rights of publicity; (v) rights to use likeness and name; and (vi) a list of unregistered trade names used by Seller.

         3.22.4 MISCELLANEOUS.

                  A. Seller owns good and marketable title to, or has the right to possess (whether by license, sublicense or otherwise), use, manufacture, reproduce, license, and distribute, all Seller Products and Intellectual Property Rights in the United States and Canada in the Business as currently conducted and Seller has done nothing to cause such rights to be owned or possessed by any third party, except pursuant to the grant of a sublicense by Seller. Company has received no claim that any Seller Product or any Intellectual Property Right is in whole or in part invalid, unenforceable, ineffective or in violation of the rights of others. All Seller Products and all Intellectual Property Rights developed by Seller employees and/or independent contractors are owned or licensed exclusively by

                  Seller, except where Seller has knowingly sublicensed any such Intellectual Property Rights to others.

                  B. There is no pending or threatened claim or litigation contesting the right to use, sell, license or dispose of any Seller Product or Intellectual Property Right, nor, to Seller's knowledge, is there any fact or alleged fact which would reasonably serve as a basis for any such claim that could materially limit the protection afforded by the Intellectual Property Rights to the use, sale, license, or disposition of Seller Products.

                  C. Except as disclosed on Exhibit 3.22, Seller is in material compliance with the terms and conditions of all license agreements governing the use of third party music or video content.

                  D. To the extent that the same may exist, and except as disclosed on Exhibit 3.22, Seller has taken reasonable steps to safeguard and maintain the secrecy and confidentiality of all trade secrets and proprietary or confidential business and technical information included in the Intellectual Property Rights, including, without limitation, entering to appropriate confidentiality or disclosure agreements with employees, officers, consultants, independent contractors and licensees that serve Seller, the forms of which have been delivered to Buyer.

                  E. To the extent that the same may exist, all documents and materials containing trade secrets or proprietary or confidential business or technical information of Seller are presently located at one of the premises identified as leased real property in Exhibit 3.12 (and physical possession of such material will be delivered to Buyer at or prior to Closing), and, to Seller's knowledge, have not been used, divulged, or appropriated for the benefit of any Person other than Seller, or to the detriment of Seller.

                  F. To Seller's knowledge, no third party is infringing on any Intellectual Property Right in a manner that could materially limit the protection afforded by the Intellectual Property Rights to the use, sale, license or disposition of Seller Products in the Business as currently conducted.

                  G. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any material instrument or material agreement to which Seller is a party, governing any Intellectual Property Right, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property Right or in any way materially impair the right of Seller to use, sell, license or dispose of or bring any action for the infringement of, any Intellectual Property Right or any Seller Product.

3.23 SOFTWARE LICENSES. Seller has a sufficient number of valid licenses to cover all software used by Seller. Any fees, increased maintenance costs or other transfer fees (whether direct or indirect) which are required to be paid in connection with the transfer of the software licenses by Seller to Buyer shall be paid by Seller.

3.24 INVESTMENT REPRESENTATIONS. Each Member represents and warrants that he or she is an "accredited investor," as that term is defined and construed pursuant to Rule 501 of Regulation D under the Securities Act of 1933. Further, with respect to his or her investment in the Navarre Stock, each Member who receives the Navarre Stock represents and warrants as follows:

         3.24.1 that he or she has such knowledge and experience in financial and business matters generally, and with respect to the business and other activities of Buyer in particular, that he or she is capable of evaluating the merits and risks of the proposed investment in the Navarre Stock;

         3.24.2 that he or she has had access to or received as much information with respect to Buyer and the Navarre Stock as he or she deems advisable in making a decision to invest in the Navarre Stock;

         3.24.3 that the Navarre Stock is being and will be acquired for his or her own account and not on behalf of any person or persons and not with a view to, or for sale in connection with, any public distributions thereof;

         3.24.4 that all documents, records and books pertaining to his or her investment in the Navarre Stock and requested by him or her have been made available or delivered to him or her;

         3.24.5 that he or she has had an opportunity to ask questions of and receive answers from Buyer, or persons acting on its behalf, concerning the terms and conditions of his or her investment in the Navarre Stock;

         3.24.6 that it has never been represented, guaranteed or warranted to the undersigned by any broker, Buyer, its stockholders, directors, officers, agents or employees, expressly or by implication, the approximate or exact length of time that he or she will be required to remain as owner of the Navarre Stock; or the percentage of profit and/or amount of time of consideration, profit or loss (including tax write-offs and/or tax benefits) to be realized, if any, as a result of such investment;

         3.24.7 that he or she is aware that there are substantial restrictions on the transferability of the Navarre Stock;

         3.24.8 that he or she has no need for liquidity in his or her investment in the Navarre Stock; and

         3.24.9 that he or she is aware that the tax treatment of Seller and the Members is not susceptible to absolute prediction, and new developments such as Internal Revenue Service rulings, court decision or legislative changes may have an adverse effect on one or more of the tax consequences resulting from an investment in the Navarre Stock.

3.25 DISCLOSURE. No representation or warranty by Seller or the Members in this Agreement and no statement contained in this Agreement or in any document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understood that as used in this subparagraph "material" means material to any individual statement or omission and in the aggregate as to all statements and omissions.

3.26 RELIANCE. The foregoing representations, warranties and covenants are made by Seller and the Members with the knowledge and expectation that Buyer is relying thereon.

Subject to Section 9.4 hereof, the foregoing representations, warranties and covenants, together with any and all other representations, warranties and covenants contained in this Agreement, shall survive consummation of the purchase and sale contemplated by this Agreement.

                                   ARTICLE 4.
               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

In connection with and as an inducement to Seller and the Members to enter into and be bound by the terms of this Agreement, Buyer hereby represents, warrants and covenants to Seller and the Members as follows:

4.1 ORGANIZATION. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota.

4.2 AUTHORITY. Buyer has full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer according to its terms. The execution of this Agreement by Buyer has been duly authorized by the Board of Governors of Buyer.

4.3 NO VIOLATION. Neither the execution and delivery by Buyer of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will:

         4.3.1 Violate or conflict with any provision of the Articles of Organization or Operating Agreement of Buyer;

         4.3.2 Violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which Buyer or any of its properties or assets is bound except as has been duly and validly waived, consented to, or approved of by the other parties to such agreement or instrument; or

         4.3.3 Violate any statute or law or any judgment, order, decree, regulation or rule of any court or governmental authority applicable to Buyer.

4.4 DISCLOSURE. No representation or warranty by Buyer in this Agreement and no statement contained in this Agreement or in any other document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understand that as used in this subparagraph "material" means material to any individual statement or omission and in the aggregate as to all statements and omissions.

4.5 RELIANCE. The foregoing representations, warranties and covenants are made by Buyer with the knowledge and expectation that Seller and the Members are relying thereon.

Subject to Section 9.4 hereof, the foregoing representations, warranties and covenants, together with any and all other representations, warranties and covenants contained in this Agreement, shall survive consummation of the purchase and sale contemplated by this Agreement.

                                   ARTICLE 5.
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF NAVARRE

In connection with and as an inducement to Seller and the Members to enter into and be bound by the terms of this Agreement, Navarre hereby represents, warrants and covenants to Seller and the Members as follows:

5.1 ORGANIZATION. Navarre is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

5.2 AUTHORITY. Navarre has full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein. This Agreement has been duly and validly executed and delivered by Navarre and constitutes a valid and binding obligation of Navarre according to its terms. The execution of this Agreement by Navarre has been duly authorized by the Board of Directors of Navarre.

5.3 NO VIOLATION. Neither the execution and delivery by Navarre of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Navarre with any of the provisions hereof will:

         5.3.1 Violate or conflict with any provision of the Articles of Incorporation or Bylaws of Navarre;

         5.3.2 Violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under the terms, conditions or provisions of any agreement or instrument to which Navarre is a party or by which Navarre or any of its properties or assets is bound except as has been duly and validly waived, consented to, or approved of by the other parties to such agreement or instrument; or

         5.3.3 Violate any statute or law or any judgment, order, decree, regulation or rule of any court or governmental authority applicable to Navarre.

5.4 NAVARRE STOCK. The shares of Navarre Stock to be issued to Seller pursuant to this Agreement are duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all encumbrances, except for any encumbrances created by Seller and encumbrances resulting from restrictions on transferability imposed by Securities Laws. Upon delivery to Seller of the certificates evidencing the Navarre Stock, Seller shall acquire valid title to the Navarre Stock.

                                   ARTICLE 6.
                         CONDITIONS PRECEDENT TO CLOSING

6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE MEMBERS. All of the agreements and obligations of Seller and the Members under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent, any or all of which may be waived, in whole or in part, in writing by Seller and the Members:

         6.1.1 PERFORMANCE AND COMPLIANCE. Buyer shall have performed and complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and all of the representations and warranties of Buyer under this Agreement shall be true and correct in all material respects as of the Closing Date.

         6.1.2 OPINION OF BUYER'S COUNSEL. Seller and its counsel shall have been furnished with an opinion of legal counsel substantially in the form provided on attached Exhibit 6.1.2 ("Opinion of Buyer's Counsel").

         6.1.3 EMPLOYMENT AGREEMENT. Buyer shall have executed and delivered to Goetz an Employment Agreement to be entered into by and between Buyer and Goetz, substantially in the form attached hereto as Exhibit 6.1.3 (the "Employment Agreement").

         6.1.4 CONSULTING AGREEMENT. Buyer shall have executed and delivered to Catlin a Consulting Agreement to be entered into by and between Buyer and Catlin, substantially in the form attached hereto as Exhibit 6.1.4 (the "Consulting Agreement").

         6.1.5 SERVICES AGREEMENT. Buyer shall have executed and delivered to AMS a Services Agreement to be entered into by and between Buyer and AMS, substantially in the form attached hereto as Exhibit 6.1.5 (the "Services Agreement").

         6.1.6 RELEASE OF GUARANTY AND LEASE. Catlin shall have been released from any personal guaranty of the ML Loan and/or Seller's real estate lease.

         6.1.7 NO TERMINATION. No party to this Agreement shall have terminated this Agreement as permitted herein.

Satisfaction or waiver of any or all of the above conditions precedent shall not in any manner reduce the scope of the representations, warranties and covenants made by Buyer elsewhere in this Agreement or the right and ability of Seller and the Members to be indemnified for any misrepresentation, inaccurate warranty or unfulfilled covenant.

6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND NAVARRE. All of the agreements and obligations of Buyer and Navarre under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent, any or all of which may be waived, in whole or in part, in writing by
Buyer:

         6.2.1 PERFORMANCE AND COMPLIANCE. Seller and the Members shall have performed and complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and all of the representations and warranties of Seller and the Members under this Agreement shall be true and correct in all material respects as of the Closing Date.

         6.2.2 OPINION OF SELLER'S COUNSEL. Buyer and its counsel shall have been furnished with an opinion of legal counsel substantially in the form provided on attached Exhibit 6.2.2 ("Opinion of Seller's Counsel").

         6.2.3 DUE DILIGENCE REVIEW. Buyer shall have completed a due diligence review of all aspects of the business and operations of Seller, the results of which are determined to be satisfactory to Buyer in its sole and absolute discretion.

         6.2.4 EMPLOYMENT AGREEMENT. Goetz shall have executed and delivered to Buyer the Employment Agreement.

         6.2.5 PRODUCTION AGREEMENT. Buyer shall have entered into an agreement satisfactory to Buyer, in its sole discretion, with BCII.

         6.2.6 SERVICES AGREEMENT. Buyer shall have entered into the Services Agreement.

         6.2.7 GOOD TITLE. Seller shall show and deliver to Buyer good and marketable title to all of the Purchased Assets free and clear of all mortgages, pledges, liens, conditional sales agreements or other encumbrances of any kind or nature, other than the Assumed Liabilities.

         6.2.8 CONSENTS TO ASSIGNMENTS. Buyer shall have received consents in form and content satisfactory to Buyer to the extent reasonably deemed necessary by Buyer to enable a complete and effective transfer to Buyer of all rights and interests of Seller to be assigned and conveyed under this Agreement.

         6.2.9 FINANCING. Buyer shall have secured financing to consummate the transactions contemplated by this Agreement, upon terms and conditions satisfactory to Buyer in its sole discretion.

         6.2.10 BOARD APPROVAL. Navarre's Board of Directors shall have approved the transactions contemplated by this Agreement.

         6.2.11 SUBORDINATION AND INTERCREDITOR AGREEMENT. Seller shall have executed and delivered to Navarre and General Electric Capital Corporation ("GE") a Subordination and Intercreditor Agreement to be entered into by and among Seller, Navarre and GE, substantially in the form attached hereto as Exhibit 6.2.11 (the "GE Subordination Agreement").

         6.2.12 SUBORDINATION AGREEMENT. Seller shall have executed and delivered to Navarre and Hilco Capital LP ("Hilco") a Subordination Agreement to be entered into by and among Seller, Navarre and Hilco, substantially in the form attached hereto as Exhibit 6.2.12 (the "Hilco Subordination Agreement").

         6.2.13 STOCK PLEDGE AGREEMENT. Seller or its designee(s) shall have delivered to Navarre a Stock Pledge Agreement substantially in the form attached hereto as Exhibit 6.2.13 (the "Stock Pledge Agreement").

         6.2.14 ASSIGNMENT OF REPRESENTATIONS AND WARRANTIES. Seller and the Members shall have consented to Navarre's and Buyer's assignment of Seller's and the Members' representations, warranties, covenants and indemnities set forth in the Agreement to each of Hilco and GE pursuant to such agreements as Hilco and GE shall require on the Closing Date.

         6.2.15 NO TERMINATION. No party to this Agreement shall have terminated this Agreement as permitted herein.

Satisfaction or waiver of any or all of the above conditions precedent shall not in any manner reduce the scope of the representations, warranties and covenants made by Seller or the Members elsewhere in this Agreement or the right and ability of Buyer to be indemnified for any misrepresentation, inaccurate warranty or unfulfilled covenant.

                                   ARTICLE 7.
                              DELIVERY OF DOCUMENTS

On the Closing Date, Buyer and Navarre, as one party, and Seller and the Members, as another party, shall execute and deliver to the other party the following documents, instruments and agreements, together with such other documents, instruments and agreements as the other party may reasonably request to consummate the purchase and sale contemplated hereby:

7.1 BY BUYER TO SELLER AND THE MEMBERS. Buyer and/or Navarre shall deliver the following to Seller and the Members:

         7.1.1 CASH PAYMENT. A cashier's or certified check payable to the order of Seller in the amount required in Section 2.2..1.a, or an appropriate wire transfer of such funds.

         7.1.2 NAVARRE STOCK. The Closing Stock Consideration as required in
         Section 2.3.1.b..

         7.1.3 OPINION OF BUYER'S COUNSEL. Seller and its counsel shall be furnished with the Opinion of Buyer's Counsel.

         7.1.4 EMPLOYMENT AGREEMENT. The Employment Agreement, duly executed by an authorized officer of Buyer.

         7.1.5 CONSULTING AGREEMENT. The Consulting Agreement, duly executed by an authorized officer of Buyer.

         7.1.6 SERVICES AGREEMENT. The Services Agreement, duly executed by an authorized officer of Buyer.

         7.1.7 AUTHORIZING RESOLUTIONS OF BUYER. A copy, certified by an officer of Buyer, of the duly adopted resolutions of the board of governors of Buyer approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         7.1.8 AUTHORIZING RESOLUTIONS OF NAVARRE. A copy, certified by an officer of Navarre, of the duly adopted resolutions of the board of directors of Navarre approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         7.1.9 CERTIFICATE OF GOOD STANDING. A copy of Buyer's Certificate of Good Standing from the State of Minnesota.

         7.1.10 ASSUMPTION OF LIABILITIES. An assumption agreement in form and substance attached hereto as Exhibit 7.1.11 pursuant to which Buyer will assume the Assumed Liabilities.

7.2 BY SELLER AND THE MEMBERS TO BUYER. Seller and the Members shall deliver the following to Buyer:

         7.2.1 OPINION OF SELLER'S COUNSEL. Buyer and its counsel shall be furnished with the Opinion of Seller's Counsel.

         7.2.2 EMPLOYMENT AGREEMENT. The Employment Agreement, duly executed by Goetz.

         7.2.3 BILL OF SALE. A bill of sale, substantially in the form attached as Exhibit 7.2.3 (the "Bill of Sale"), duly executed by an authorized officer of Seller, with full covenants of warranty, endorsements and assignment and other good and sufficient instruments of transfer and conveyance as shall be reasonably required to vest in Buyer good and marketable title to all of these tangible Purchased Assets to be sold as provided in this Agreement.

         7.2.4 ASSIGNMENTS AND CONSENTS. Assignment and consent documents, in form and content acceptable to Buyer and duly executed by an authorized officer of Seller, pursuant to which all rights and interests of Seller to be assigned and conveyed under this Agreement, including the Accounts Receivables, each of the Assigned Leases and the Assumed Contracts, the General Intangibles and the Records are completely and effectively transferred and conveyed to Buyer.

         7.2.5 RELEASES AND TERMINATION STATEMENTS. Releases or terminations of all financing statements and satisfactions of all other encumbrances filed with the office of the Secretary of State or any county recorder or similar office evidencing a lien on any of the Purchased Assets.

         7.2.6 AUTHORIZING RESOLUTIONS. A copy, certified by an officer of Seller, of the duly adopted resolutions of the members and managers of Seller approving this Agreement and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         7.2.7 CERTIFICATE OF GOOD STANDING. A copy of Seller's Certificate of Good Standing from the State of New York, and a certificate evidencing Seller's certificate of authority to do business as a foreign company in the State of California.

         7.2.8 SUBORDINATION AGREEMENTS. The GE Subordination Agreement and the Hilco Subordination Agreement, duly executed by Seller.

         7.2.9 ASSIGNMENT OF REPRESENTATIONS AND WARRANTIES. Such consents as Hilco and GE shall require pursuant to Section 6.2.14 hereof.

                                   ARTICLE 8.
                      ADDITIONAL COVENANTS AND COMMITMENTS

8.1 PRORATION OF OBLIGATIONS. In addition to the Assumed Obligations, there shall be other obligations and payments relating to the Purchased Assets and the underlying business where amounts paid or to be paid cover time periods straddling the Closing Date (for example, utility bills, phone bills, prepayments on contracts, license fees, etc.), and these obligations shall also be prorated between Buyer, as one party, and Seller, as the other party, as of the Closing Date. Proration payments between the parties shall be made approximately every thirty (30) days following the Closing Date, with appropriate documentation to be made available to substantiate claims for reimbursement or payment of prorated amounts.

8.2 SELLER EMPLOYEES. Buyer may desire to hire certain employees of Seller as designated by Buyer (the "Seller Employees") effective as of the Closing Date, and Seller shall use its best efforts to facilitate Buyer's efforts to hire the Seller Employees.

8.3 ACCOUNTS RECEIVABLE. On the Closing Date, Buyer shall reduce the Accounts Receivable first by the amount of the Closing Date Receivables Reserve, and then reduce the net number by 20%, to arrive at the amount of Accounts Receivable that must be good and collectible in full by Buyer in the ordinary course of business and in any event not later than two hundred seventy (270) days after the Closing Date (the "Guaranteed Receivables Balance"). Notwithstanding the foregoing, Buyer shall have one (1) year after the Closing Date to collect that certain receivable from Red Hill in the approximate amount of $618,000 as of November 1, 2003 (the "Red Hill Receivable"). None of the Accounts Receivable of Seller are or will be subject to any counterclaim or set-off, except as set forth in Section 8.3.3 below. Prior to the Second True-Up Date (as defined in Section 8.8.2 below), any payments received by Seller relating to the Accounts Receivable shall be immediately transferred by Seller to Buyer. The following procedures will apply for collection of the Accounts Receivable after the Closing Date:

         8.3.1 IDENTIFICATION OF ACCOUNTS. Exhibit 1.1.1 shall include each Accounts Receivable account debtor by name and address and the amount owed Seller by such account debtor as of the Closing Date. From the Closing Date until two hundred seventy (270) days thereafter (or one
         (1) year in the case of the Red Hill Receivable), Buyer shall use commercially reasonable efforts to collect the Accounts Receivable. "Commercially reasonable efforts" as used herein shall not be interpreted to require Buyer to initiate any legal proceedings for the collection of amounts owed by, or defense of any claims made by, an account debtor.

         8.3.2 APPLICATION OF RECEIPTS. Any and all sums received by Buyer subsequent to the Closing Date from an Accounts Receivable account debtor shall be applied by Buyer to the oldest balance first for each such account debtor up to the amount that is due according to Exhibit 1.1.1, and then to any indebtedness to Buyer arising after the Closing Date; provided, however, that (i) if the payment specifically references an invoice, the payment shall be applied to that invoice,
         (ii) if the account debtor contests an invoice, the payment shall not be applied to that invoice, and (iii) if the amount of the payment matches up with the amount of a given invoice, the payment shall be applied to that invoice. Buyer shall attempt to give Seller reasonable notice of any contested invoice. Seller shall have the right, at any time subsequent to the Closing Date and fifteen (15) months thereafter, upon reasonable notice to Buyer, to audit Buyer's books and records with respect to receipt of Accounts Receivable payments, and if Seller uncovers any error in Buyer's records, the parties hereto agree to promptly make all appropriate monetary adjustments.

         8.3.3 APPLICATION OF CHARGEBACKS, PRICE PROTECTION, PROMOTIONS, ETC. The amount of the Accounts Receivable existing as of the Closing Date may be reduced to the extent of any rebates, allowances for promotion and advertising, and price protection (collectively, "Accounts Receivable Allowances") which are approved by Buyer after the Closing Date in its sole discretion, which approval shall not be unreasonably withheld. Such Accounts Receivable Allowances shall be applied to reduce the outstanding amount of Accounts Receivable that must be repurchased by Seller under Section 8.3.5 hereof.

         8.3.4 DISTRIBUTION OF RECEIPTS; REPORTS. Buyer shall, on a monthly basis, furnish Seller with a statement of the Accounts Receivable collected, which shall include an aging of each account listed on
         Exhibit 1.1.1, and the amount of Accounts Receivable Allowances applied to the Accounts Receivable.

         8.3.5 REPURCHASE OF ACCOUNTS RECEIVABLE. Any Guaranteed Accounts Receivable which are not collected in full two hundred seventy (270) days (or one (1) year in the case of the Red Hill Receivable) from the Closing Date shall immediately be repurchased from Buyer by Seller for an amount equal to the aggregate outstanding balance of such receivables (i.e., discounted for any Accounts Receivable Allowances). The outstanding aggregate balance of any such Accounts Receivable on such date shall hereinafter be referred to as the "Remaining Balance" of such Accounts Receivable. The procedure for such repurchase is set forth in Section 8.8 below. Any payments received by Buyer thereafter from a customer relating to a transferred account shall be transferred to Seller.

8.4 ASSIGNED AGREEMENTS. Seller shall attempt to receive the consents necessary to enable a complete and effective transfer to Buyer of all rights and interests of Seller under all of the Assigned Agreements. Exhibit 8.4 attached hereto lists the top 20 license agreements of Seller (in terms of gross profit) which are included in the Assigned Agreements (the "Principal Licenses"). To the extent that Seller is unable to receive consent from the other party to a Principal License within thirty (30) days after Closing, Buyer shall be entitled to set off the Purchase Price by an amount equal to the twelve (12) months trailing gross profit generated by any such Principal License in accordance with the procedures set forth in Section 8.8 below.

8.5 BUSINESS OPERATIONS. Seller shall bear all responsibility for ownership and operation of the Purchased Assets and the underlying business prior to the Closing Date, including the responsibility for any claims by third parties which relate to such business and matters occurring prior to the Closing Date. Buyer shall bear all responsibility for ownership and operation of the Purchased Assets and the underlying business after the Closing Date, including responsibility for any claims by third parties which relate to such business and matters occurring on or after the Closing Date.

8.6 PUBLIC ANNOUNCEMENTS. Neither Buyer nor Seller shall issue any press release or make any other public announcement (including any announcement to employees) relating to the subject matter of this Agreement without first having received the prior written approval of the other party hereto.

8.7 MUTUAL COOPERATION. Buyer and Seller agree to work together and cooperate to the extent reasonably necessary so as to facilitate closing on the transactions contemplated by this Agreement. Further, subsequent to closing, Buyer and Seller, at the request of the other, shall each execute, deliver and acknowledge all such further instruments and documents and do and perform all such other acts and deeds as may be reasonably required to consummate the transactions contemplated by this Agreement and to carry out the purpose and intent of this Agreement.

8.8 TRUE-UP AND SET-OFF.

         8.8.1 Within ten (10) days after the thirty (30) day anniversary of the Closing Date (the "License True-Up Date"), Buyer shall deliver to Seller a statement listing the Principal Licenses for which consent to assignment has not been received as of the License True-Up Date. Such statement shall also contain a calculation of the twelve (12) months trailing gross profit generated by any such Principal License (collectively, the "License Profits Adjustment"). Buyer shall be entitled to offset the License Profits Adjustment first against the outstanding principal of the Promissory Note, and second against the remaining Earn-Out Amount, if any.

         8.8.2 Within ten (10) days after the two hundred seventy (270) day anniversary of the Closing Date (the "Second True-Up Date"), Buyer shall deliver to Seller a statement of the Remaining Balance of the Guaranteed Accounts Receivable (other than the Red Hill Receivable) as of the Second True-Up Date. With respect to the Remaining Balance of the Guaranteed Accounts Receivable, Buyer shall be entitled to offset the Remaining Balance of the Guaranteed Accounts Receivable, if any, against the shares of Navarre

         Stock being held by Buyer pursuant to the Stock Pledge Agreement, as described therein. Notwithstanding the foregoing, Buyer shall give Seller the opportunity to pay cash for the amount of the Remaining Balance of the Guaranteed Accounts Receivable before exercising its rights under the Stock Pledge Agreement.

         8.8.3 Within ten (10) days after the one (1) year anniversary of the Closing Date (the "Red Hill True-Up Date"), Buyer shall deliver to Seller a statement of the Remaining Balance of the Red Hill Receivable as of the Red Hill True-Up Date. To the extent that the Remaining Balance of the Red Hill Receivable exceeds the sum of (i) 20% of the Remaining Balance of the Red Hill Receivable, and (ii) the amount of the Closing Date Receivables Reserve allocated to the Red Hill Receivable, Buyer shall be entitled to offset the excess (the "Final Uncollected Balance of the Red Hill Receivable"), if any, against the shares of Navarre Stock being held by Buyer pursuant to the Stock Pledge Agreement, as described therein. Notwithstanding the foregoing, Buyer shall give Seller the opportunity to pay cash for the amount of the Final Uncollected Balance of the Red Hill Receivable before exercising its rights under the Stock Pledge Agreement

8.9 NON-COMPETE; NON-SOLICITATION.

         8.9.1 As an additional inducement to Buyer to enter into and to perform its obligations under this Agreement, each of Seller and the Members agree that, for a period of three (3) years after the Closing Date (the "Non-Competition Period"), Seller and the Members shall not:

                  A. accept employment with or render services for compensation (including, without limitation, consultation or research) to, or acquire any kind of ownership in, any person or entity which is engaged in the design, development, marketing, sale or support of any competitive product or service sold by the Business within the past three (3) years in the United States;

                  B. promote, market, solicit or sell any product or service, similar to or competitive with any product or service sold by the Business within the past three (3) years; or

                  C. induce or attempt to induce (A) any purchaser of any product or service of Buyer or its subsidiaries or affiliates to cancel, allow to lapse, fail to renew or replace any product or service of Buyer or its subsidiaries or affiliates,
                  (B) any representative of Buyer or its subsidiaries or affiliates to terminate or alter his, her, or its relationship with Buyer or its subsidiaries or affiliates, (C) any customer to terminate or alter its relationship with Buyer or its subsidiaries or affiliates, or (D) any employee of either Buyer or its subsidiaries or affiliates to terminate his or her employment with Buyer or its subsidiaries or affiliates.

         8.9.2 The following activities are expressly excluded from the restrictions set forth in Section 8.9.1:

                  A. The development, acquisition, funding, production and exploitation of programming for worldwide television broadcast, video on demand, pay-per-view, worldwide retail Internet sales, video/DVD outside of North American, and within North America subject to the agreement set forth in Section 6.2.5 hereof (the BCII Production Agreement);

                  B. The development, acquisition, funding and production of audio and home video products for exploitation outside of the United States and Canada; and

                  C. The rendering of third party fulfillment services as that term is commonly understood in the audio and home video distribution industry, which includes, but is not limited to duplication, packaging, warehousing, order fulfillment and shipping. In this regard, Seller and the Members' continuing ownership and/or operation of AMS in Valencia, California shall not be deemed to violate the restrictions set forth above.

         8.9.3 If, at the time of enforcement of this Section 8.9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

         8.9.4 Seller and each of the Members recognize and affirm that in the event of breach by any of them of any of the provisions of this Section 8.9, money damages would be inadequate and Buyer would not have any adequate remedy at law. Accordingly, Seller and the Members agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to seek to enforce its rights and the obligations under this Section 8.9 by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 8.9, including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 8.9, plus (ii) the length of any court proceedings necessary to stop such violation. In the event of a breach or violation by Seller or any Member of any of the provisions of this
         Section 8.9, the running of the Non-Competition Period, but not of such parties, obligations under this Section 8.9, shall be tolled during the period during which the occurrence of any such breach or violation is investigated and during the continuance of any such breach or violation.

8.10 REGISTRATION RIGHTS.

         8.10.1 REQUIRED REGISTRATION. If the holders of Navarre Stock make a written request that the Company file a registration statement for 100% of the Navarre Stock (or a lesser percentage provided that the anticipated aggregate offering price, net of any underwriting discounts and commissions, would exceed $2,000,000), then the Company will use its best efforts to effect a registration statement under the Securities Act covering all Navarre Stock which the holders requested to be registered. In addition, upon the receipt of such request, the Company shall promptly give written notice to all other record holders of Navarre Stock that such registration is to be effected. The Company shall include in such registration statement such Navarre Stock for which it has received written requests to register by such other record holders within 30 days after the Company's written notice to such other record holders. The Company shall be obligated to prepare, file and cause to become effective only one registration statement pursuant to this Section 8.10.1, and to pay the expenses associated with such registration statement, and shall not be obligated to effect a registration during the period starting within 60 days prior to the filing date of a registration statement of the Company, and ending 180 days after the effective date of a Company registration. Furthermore, the Company is not obligated to effect a registration under this
         Section 8.10.1 if the holders' proposed disposal of Navarre Stock may be immediately registered on Form S-3 pursuant to a Form S-3 registration (see Section 8.10.2 below).

         In the event that (a) the holders of a majority of the Navarre Stock for which registration has been requested pursuant to this Section determine for any reason not to proceed with a registration at any time before the registration statement has been declared effective by the Commission, and such holders request the Company to withdraw such registration statement, if theretofore filed with the Commission, with respect to the Navarre Stock covered thereby, and (b) the holders of such Navarre Stock agree to bear their own expenses incurred in connection therewith and to reimburse the Company for the expenses incurred by it attributable to the registration of such Navarre Stock, then the holders of such Navarre Stock shall not be deemed to have exercised their right to require the Company to register Navarre Stock pursuant to this Section 8.10.1.

         The holders of the Navarre Stock seeking registration may select an underwriter reasonably acceptable to the Company for the distribution of the Navarre Stock. In the event that in the good faith judgment of the managing underwriter of such public offering the inclusion of all of the Navarre Stock originally covered by a request for registration would reduce the number of shares to be offered or interfere with the successful marketing of the shares of stock offered, the number of shares of Navarre Stock otherwise to be included in the underwritten public offering shall be reduced pro rata among the holders thereof to such amount as is deemed appropriate in the good faith judgment of the managing underwriter, provided that any other securities of the Company to be included in such registration statement shall first be reduced or removed from such registration statement prior to any such reduction of Navarre Stock.

         Without the written consent of the holders of a majority of the Navarre Stock for which registration has been requested pursuant to this section, neither the Company nor any other holder of securities of the Company may include securities in such registration if in the good faith judgment of the managing underwriter of such public offering the inclusion of such securities would interfere with the successful marketing of the Navarre Stock or require the exclusion of any portion of the Navarre Stock to be registered.

         8.10.2 S-3 REGISTRATION. Provided the Company qualifies for the use of Form S-3, the record holder or holders of any of the Navarre Stock may require, pursuant to this Section 8.10.2, the Company to file on one occasion, and to pay the expenses associated with, a registration statement on Form S-3, if such form is then available for use by the Company and such record holder or holders; provided, however, that the Company shall not be obligated to file such a registration statement
         (i) if the aggregate offering price of the Navarre Stock is less than $500,000, (ii) if the Company has, within the preceding 12 month period, effected two registrations on Form S-3, or (iii) during the period ending 180 days after the effective date of a registration statement initiated by the Company.

         8.10.3 INCIDENTAL REGISTRATION. Each time Navarre shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act of 1933 (the "Securities Act") in connection with the proposed offer and sale for money of any of its securities by it or any of its security holders (other than a registration statement on Form S-4, Form S-8, or any form that does not permit the inclusion of shares by its security holders), Navarre will give written notice of its determination to all record holders of Navarre Stock. Upon the written request of such a record holder of any shares of Navarre Stock given within 30 days after receipt of any such notice from Navarre, Navarre will, except as herein provided, use its best efforts to cause all such Navarre Stock, the record holders of which have so requested registration thereof, to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Navarre Stock to be so registered; provided, however, that (a) nothing herein shall prevent Navarre from, at any time, abandoning or delaying any such registration initiated by it, and (b) if Navarre determines not to proceed with a registration after the registration statement has been filed with Securities and Exchange Commission (the "Commission") and Navarre's decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by Navarre, Navarre shall promptly complete the registration for the benefit of those selling security holders who wish to proceed with a public offering of their securities and who bear all expenses in excess of $20,000 incurred by Navarre as the result of such registration after Navarre has decided not to proceed. If any registration pursuant to this Section 8.10.3 shall be underwritten in whole or in part, Navarre may require that the Navarre Stock requested for inclusion pursuant to this section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. In the event that in the good faith judgment of the managing underwriter of such public offering the inclusion of the Navarre Stock originally covered by a request for registration would reduce the number of shares to be offered by Navarre or interfere with the successful marketing of the shares of stock offered by Navarre, the number of shares of Navarre Stock otherwise to be included in the underwritten public offering shall be reduced pro rata among the holders thereof to such amount as is deemed appropriate in the good faith judgment of the managing underwriter.

8.10.4 HOLDBACK AGREEMENTS.

                  A. Each of the holders of Navarre Stock agrees not to effect any public sale or distribution of equity securities of Navarre, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 90-day period beginning on the effective date of any underwritten Incidental Registration (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.

                  B. Navarre agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 90-day period beginning on the effective date of any underwritten Incidental Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, and (ii) use all reasonable efforts to cause each holder of at least 5% (on a fully-diluted basis) of its equity securities (other than equity securities acquired in a public trading market), or any securities convertible into or exchangeable or exercisable for such securities, purchased from Navarre at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.

         8.10.5 REGISTRATION PROCEDURES. If and whenever Navarre is required by the provisions of Sections 8.10.1, 8.10.2 or 8.10.3 to effect the registration of any Navarre Stock under the Securities Act, Navarre will:

                  A. prepare and file with the Commission a registration statement with respect to such securities, and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed sixty (60) days;

                  B. prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed sixty (60) days;

                  C. furnish to the security holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such security holders and underwriters may reasonably request in order to facilitate the public offering of such securities;

                  D. use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as such participating holders may reasonably request within twenty
                  (20) days following the original filing of such registration statement, except that Navarre shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

                  E. notify the security holders participating in such registration, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                  F. notify such holders promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

                  G. prepare and file with the Commission, promptly upon the request of any such holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for such holders (and concurred in by counsel for Navarre), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Navarre Stock by such holder;

                  H. prepare and promptly file with the Commission and promptly notify such holders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

                  I. advise such holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

                  J. not file any amendment or supplement to such registration statement or prospectus to which a majority in interest of such holders shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, after having been furnished with a copy thereof at least five business days prior to the filing thereof, unless in the opinion of counsel for Navarre the filing of such amendment or supplement is reasonably necessary to protect Navarre from any liabilities under any applicable federal or state law and such filing will not violate applicable law.

         8.10.6 EXPENSES. With respect to any registration requested pursuant to
         Section 8.10.1 or 8.10.2 (except as otherwise provided in Section
         8.10.1 with respect to registrations voluntarily terminated at the request of the requesting security holders) and with respect to each inclusion of shares of Navarre Stock in a registration statement pursuant to Section 8.10.3 (except as otherwise provided in Section
         8.10.9 with respect to registrations terminated by Navarre), Navarre shall bear the following fees, costs and expenses: all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for Navarre, fees and disbursements of counsel for the underwriter or underwriters of such securities (if Navarre and/or selling security holders are required to bear such fees and disbursements), reasonable fees and disbursements of one counsel for the selling security holders, all internal Navarre expenses, the premiums and other costs of policies of insurance for Navarre against liability arising out of the public offering, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified.

         8.10.7 INDEMNIFICATION. In the event that any Navarre Stock are included in a registration statement under Sections 8.10.1, 8.10.2 or 8.10.3:

                  A. Navarre will indemnify and hold harmless each holder (together with all officers, directors, agents and affiliates of the holder) of Navarre Stock which are included in a registration statement pursuant to the provisions of this
                  Section 8.10 and any underwriter (as defined in the Securities
                  Act) for such holder and each person, if any, who controls such holder (or any affiliates of the holder) or such underwriter within the meaning of the Securities Act, from and against any and all loss, damage, liability, cost and expense to which such holder or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Navarre will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by such holder, such underwriter or such controlling person.

                  B. Each holder of Navarre Stock which are included in a registration pursuant to the provisions of this Section 8.10 will indemnify and hold harmless Navarre, any controlling person and any underwriter from and against any and all loss, damage, liability, cost or expense to which Navarre or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such holder.

                  C. Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this section of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

         8.10.8 NONTRANSFERABILITY OF REGISTRATION RIGHTS OF TRANSFEREES. The registration rights granted to the holders of Navarre Stock pursuant to this Section 8.10 shall not be transferable, absent express written consent by Navarre, which consent shall not be unreasonably withheld.

         8.10.9 TERMINATION OF REGISTRATION RIGHTS. The registration rights granted pursuant to this Section 8.10 shall terminate with respect to any holder of Navarre Stock upon the earlier of (i) three (3) years from the date of this Agreement or (ii) at the time such holder is able to sell all Navarre Stock held by it in a single open market transaction under Rule 144 promulgated under the Securities Act or any successor provision.

                                   ARTICLE 9.
                                 INDEMNIFICATION

9.1 INDEMNIFICATION BY SELLER AND MEMBERS. Buyer, its affiliates and their respective officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless, jointly and severally, by Seller or the Members against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties, including, without limitation, related attorney and consultant fees and expenses (hereinafter collectively a "Loss"), actually suffered or incurred by them, arising out of, relating to or resulting from (a) the inaccuracy of any representation or warranty made by Seller and the Members in this Agreement, (b) the breach by Seller or the Members of any of their covenants or agreements in this Agreement, (c) any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement,
(d) any liability of Seller not expressly constituting an Assumed Liability or an Assumed Obligation, (e) any liability to which Buyer or its affiliates may be subject as a result of or arising in respect of any employee welfare or benefit plans of Seller or (f) any aspect of the operation of the Business on or prior to the Closing Date not expressly constituting an Assumed Liability or Assumed Obligation (all such Losses being referred to herein collectively as the "Buyer Losses").

9.2 INDEMNIFICATION BY BUYER. Seller, the Members, their affiliates and their respective officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Buyer against any and all Losses actually suffered or incurred by them arising out of or resulting from (a) the inaccuracy of any representation or warranty made by Buyer in this Agreement, (b) the breach by Buyer of any of its covenants or agreements in this Agreement or (c) any aspect of the operation of the Business by Buyer after the Closing Date (all such Losses being referred to herein collectively as the "Seller Losses").

9.3 NOTICE AND OPPORTUNITY TO DEFEND. Each party shall promptly, and in all events within thirty (30) days of obtaining actual knowledge thereof, notify the Indemnifying Party (as defined in Section 9.6 hereof) of the existence of any claim, demand or other matter requiring a defense to which the Indemnifying Party's obligations under this Article 9 would apply. The Indemnified Party (as defined in Section 9.6 hereof) shall give the Indemnifying Party a reasonable opportunity to defend the claim, demand or matter at the Indemnifying Party's own expense and with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. Any such claim, demand or other matter shall not be settled or compromised without the consent of the Indemnified Party; provided, however, if the Indemnified Party does not consent to such written settlement or compromise offer, such claim, demand or other matter shall not be settled or compromised, but the Indemnifying Party's obligation to indemnify with respect hereto shall be limited to the amount for which such claim, demand or other matter could have been settled or compromised, together with the cost of defense through the date such matter could have been settled or compromised. If the Indemnifying Party shall, within a reasonable time after receipt of notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense, and to compromise or settle, exercising reasonable business judgment, the claim, demand or other matter on behalf, for the account and at the risk of the Indemnifying Party. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party (including, without limitation, any federal or state tax proceeding), the Indemnified Party shall make available, or cause to be made available, all information and assistance that the Indemnifying Party may reasonably request.

9.4 SURVIVAL. The representations and warranties set forth in this Agreement or in any writing delivered to Buyer or Seller in connection with this Agreement shall survive the Closing

Date and the consummation of the transactions contemplated hereby for a period of three (3) years and shall not be affected by any examination made for or on behalf of Buyer or Seller, the knowledge of any of Buyer's or Seller's officers, directors, managers, shareholders, members, partners, employees or agents, or the acceptance by Buyer or Seller of any certificate or opinion; provided, however, that the representations and warranties made with respect to Sections
3.6 and 3.9 hereof shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of four (4) years, and the representations and warranties made with respect to Sections 3.18 and 3.19 hereof shall survive until the applicable statute of limitations has expired.

9.5 LIMITATION OF LIABILITY. Any indemnification right related to a Buyer Loss shall be subject to reaching a minimum aggregate obligation (a "Threshold") of One Hundred Thousand Dollars ($100,000), whereupon the entire aggregate amount of all obligations and liabilities in excess of the Threshold shall be immediately due and payable; provided, however, that the Threshold shall not apply to (i) any claim related to a breach of representation or warranty where Seller or any Member had actual knowledge of such breach at Closing and intentionally and willfully failed to disclose such breach, or (ii) any claim resulting from Seller's failure to pay any Seller liability which is not an Assumed Liability. Further, the maximum amount required to be paid by Seller and the Members for Buyer Losses related to (x) any claim for violations under
Section 3.22, or (y) any other claim related to a breach of representation or warranty concerning Seller's Intellectual Property Rights (the claims described in clauses (x) and (y) shall hereinafter be known as "IP Claims"), shall not exceed $1,000,000, and the sole remedy for IP Claims shall be the offset right set forth in Section 9.6.2.

9.6 RIGHT OF OFFSET.

         9.6.1 For purposes of this Section 9.6 and Section 9.3, a party seeking indemnification shall be considered the "Indemnified Party" and the party from whom indemnification is sought shall be considered the "Indemnifying Party." The Indemnifying Party shall reimburse the Indemnified Party, on demand, for any payment made by the Indemnified Party at any time in respect of any liability, obligation or a claim to which the foregoing indemnity relates. The Indemnified Party shall be entitled to offset any amount owed to the Indemnifying Party against the amount of the indemnification obligation of the Indemnifying Party under this Agreement.

         9.6.2 Notwithstanding the foregoing, Buyer shall comply with the following procedures for any offset right resulting from any claim under this Agreement: Buyer's Losses shall be set off against any Earn-Out Amount which becomes due under this Agreement. As an example, assume that during the first year after the Closing Date, Buyer suffers a Buyer Loss in the amount of $500,000. Assume further that the Earn-Out Amount for the first twelve-month period following Closing is $300,000. Buyer would retain the $300,000 in satisfaction of the Buyer Loss. Buyer would then need to wait until the end of the second twelve-month period following Closing to recoup the remaining $200,000 against the Earn-Out Amount, if any. If the amount of the Earn-Out Amount for the second twelve-month period following Closing was less than $200,000, Buyer would need to wait until the end of the third twelve-month period following Closing to recoup the excess, and so on through the Earn-Out period.

                                  ARTICLE 10.
                            MISCELLANEOUS PROVISIONS

10.1 NOTICES. All notices, offers, requests or other communications from either of the parties hereto to the other shall be in writing and shall be considered to have been duly delivered or served if sent by first class certified mail, return receipt requested, postage prepaid, to the party at its address as set forth below or to such other address as such party may hereafter designate by written notice to the other party:

         If to Buyer, to:

         BCI Eclipse Company, LLC
         7400-49th Avenue North
         New Hope, MN  55428
         Fax No.:  (763) 535-2109
         Attn:  Eric Paulson, CEO

         With copies to:

         Winthrop & Weinstine, P.A.
         Suite 3500 225 South Sixth Street
         Minneapolis, MN  55402
         Fax No.:  (612) 604-6800
         Attn:  Scott J. Dongoske

         and

         Navarre Corporation
         7400-49th Avenue North
         New Hope, MN  55428
         Fax No.:  (763) 535-2109
         Attn:  Ryan Urness, Corporate Counsel

         If to Seller or the Members:

         David E. Catlin
         1289 Westwind Circle
         Westlake Village, CA 91361
         Fax No:

         Edward D. Goetz
         258 Spruce Circle
         Simi Valley, CA  93065



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

         With a copy to:

         Howard M. Zelener, Esq.
         548 Carnes Circle
         Redlands, CA 92374
         Fax No.: 909-794-9120

         and to:

         Paul T. Kestenbaum, Esq.
         Kestenbaum & Hoffman LLP
         9454 Wilshire Boulevard, Suite 715
         Beverly Hills, CA 90212
         Fax No.: 310-858-5286


10.2 BROKERS. Each party hereto warrants, covenants and represents to the other that they have dealt with no agent or broker in connection with this Agreement. Each party hereto hereby agrees to indemnify and hold harmless the other party from and against any claim, loss or cause of action suffered by or brought against the other party on account of a breach of the foregoing representation, warranty and covenant.

10.3 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits attached hereto, as the same may be amended at closing, and the instruments and agreements referred to herein to be executed and delivered at Closing, expresses the whole agreement between the parties with respect to the purchase and sale contemplated hereby, there being no representations, warranties or other agreements (oral or written) not expressly set forth or provided for herein.

10.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5 CHANGES. Any and all agreements by the parties hereto to amend, change, extend, revise or discharge this Agreement, in whole or in part, shall be binding upon the parties to such agreement, even though such agreements may lack legal consideration, provided such agreements are in writing and executed by the party against whom enforcement is sought.

10.6 GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of Minnesota. The laws of the State of Minnesota shall govern the validity, construction and performance of this Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Any legal proceeding related to this agreement shall be brought in an appropriate Minnesota court, and each of the parties hereto hereby consents to the exclusive jurisdiction of the courts of the State of Minnesota for this purpose.

10.7 CONSTRUCTION. Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law,


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

but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

10.8 WAIVER. No failure on the part of either party to exercise, and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

10.9 SEVERABILITY. In the event any part of this Agreement is found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

10.10 TITLES AND SUB-TITLES. The titles of the paragraphs and subparagraphs are placed herein for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the expressed terms and provisions of this Agreement.

10.11 NO THIRD PARTY BENEFICIARIES. This Agreement is a contract solely among Buyer, Seller and the Members. No third party beneficiaries (including, without limitation, employees and customers of Buyer) are intended and none shall be inferred, and no party other than Buyer, Seller and the Members may assert any right, make any claim or otherwise attempt to enforce any provision of or under this Agreement.

10.12 PREPARATION OF AGREEMENT. Winthrop & Weinstine, P.A. has drafted this Agreement at the request of Buyer. By signing this Agreement, Seller and the Members acknowledge that they have been advised that Winthrop & Weinstine, P.A. is not representing them individually, that they have been encouraged them to seek separate counsel (other than Winthrop & Weinstine, P.A.), and that they have in fact received or have had the opportunity to receive separate counsel.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                     BUYER:

                                     BCI ECLIPSE COMPANY, LLC


                                     By:
                                        ----------------------------------------
                                        James Gilbertson
                                        Its CEO

                                     SELLER:

                                     BCI ECLIPSE LLC


                                     By:
                                        ----------------------------------------
                                        Its:

                                     THE MEMBERS:

                                        ----------------------------------------
                                        David E. Catlin

                                        ----------------------------------------
                                        Edward D. Goetz

The undersigned hereby executes this Agreement solely for purposes of agreeing to be bound by the terms and provisions of Article 5 and Section 8.10 of this
Agreement:

                                     NAVARRE CORPORATION


                                     By:
                                        ----------------------------------------
                                        Its:

                                LIST OF EXHIBITS

Exhibit 1.1.1     -        Accounts Receivable and Receivables Reserve
Exhibit 1.1.2     -        Inventory
Exhibit 1.1.4     -        Furniture and Equipment
Exhibit 1.1.5     -        Prepayments
Exhibit 1.1.7     -        Assigned Leases
Exhibit 1.1.8     -        Assigned Agreements
Exhibit 1.1.9     -        Assumed Contracts
Exhibit 1.1.11    -        General Intangibles
Exhibit 1.1.12    -        Included Software
Exhibit 1.2.2     -        Personal Assets
Exhibit 1.2.4     -        Excluded Software
Exhibit 2.4.1     -        Assumed Liabilities
Exhibit 2.6       -        Allocation of Purchase Price
Exhibit 3.2       -        Affiliates
Exhibit 3.4.2     -        No Violation
Exhibit 3.5       -        Financial Documents
Exhibit 3.8       -        Judgments
Exhibit 3.9       -        Liabilities
Exhibit 3.11      -        Adverse Changes
Exhibit 3.12      -        Leases of Seller
Exhibit 3.13      -        Insurance Policies
Exhibit 3.14      -        Litigation
Exhibit 3.15      -        Product Allowances and Claims for Return
Exhibit 3.16      -        Warranties
Exhibit 3.17      -        Material Contracts
Exhibit 3.19      -        Employment Contracts and Fringe Benefits
Exhibit 3.22      -        Seller Products and Intellectual Property Rights
Exhibit 6.1.2     -        Opinion of Buyer's Counsel
Exhibit 6.1.3     -        Goetz Employment Agreement
Exhibit 6.1.4     -        Consulting Agreement
Exhibit 6.1.5     -        Services Agreement
Exhibit 6.2.2     -        Opinion of Seller's Counsel
Exhibit 6.2.11    -        GE Subordination Agreement
Exhibit 6.2.12    -        Hilco Subordination Agreement
Exhibit 6.2.13    -        Stock Pledge Agreement
Exhibit 7.1.11    -        Assumption Agreement
Exhibit 7.2.3     -        Bill of Sale
Exhibit 8.4       -        Principal Licenses




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